SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010 (October 6, 2010)

PRIMUS TELECOMMUNICATIONS

GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2010, Primus Telecommunications Group, Incorporated (“Group”), Primus Telecommunications, Inc. (“PTI” and together with Group, the “Companies”) and K. Paul Singh entered into a Termination Agreement (the “Termination Agreement”) in connection with the previously announced termination, as of August 31, 2010 (the “Termination Date”), of the employment of Mr. Singh, who had served as President and Chief Executive Officer of the Companies. Pursuant to the Termination Agreement, effective on that date Mr. Singh resigned as a director of Group (as required by Group’s Corporate Governance Guidelines), as well as from all other director and officer positions he held with the Companies and any of their affiliates and from which he had not previously resigned.

As described in the Current Report on Form 8-K filed by Group on September 2, 2010, Group and Mr. Singh are parties to an Executive Employment Agreement dated April 26, 2007 (the “Employment Agreement”). The Employment Agreement provides, among other things, that if Mr. Singh is terminated by Group without “cause,” he is entitled to base salary plus the target annual performance bonus in the year of termination divided by 12 and multiplied by two times years of service (not to exceed a total of two years of severance pay) (the “Severance Period”), plus continued participation in the welfare benefit plans of Group during the Severance Period.

Pursuant to the Termination Agreement and in satisfaction of Group’s obligations under the Employment Agreement, subject to the execution of a general release of claims for the benefit of the Companies and their affiliates (the “Release”) (which Release was not required by the terms of the Employment Agreement), the Companies will make total payments of approximately $3.5 million to Mr. Singh. These payments will become due on the following dates: (1) on March 1, 2011, a lump-sum payment of $3,410,000 (calculated as two times Mr. Singh’s annual base salary at the time of his termination of $735,000 plus an assumed target annual performance bonus of $800,000, together with an additional amount provided in consideration for, among other things, the Release and in lieu of Mr. Singh’s continued participation in Group’s welfare benefit plans); and (2) upon the date on which the Release becomes irrevocable, $19,737.00 to reimburse Mr. Singh for medical and financial planning expenses incurred in 2009 and 2010 (but before September 1, 2010), $829.92 to reimburse him for business expenses submitted to the Companies, and $41,442.69 for the value of his accrued but unused vacation as of the Termination Date. The Companies also agreed to reimburse Mr. Singh for reasonable attorneys’ fees incurred in connection with the Termination Agreement, up to a maximum of $20,000.

The Termination Agreement acknowledges the provisions for the vesting of (1) 76,619 restricted stock units (“RSUs”) for Group common shares granted to Mr. Singh under his July 2, 2009 Restricted Stock Unit Agreement and (2) 19,155 non-qualified stock options (“NQSOs”) to purchase shares of Group common stock granted to Mr. Singh under a Non-Qualified Stock Option Agreement dated July 1, 2009, in each case if Group achieves targeted 2010 Adjusted EBITDA levels as set forth in those agreements. The Termination Agreement modifies the methodology for calculating EBITDA, solely for purposes of determining whether Mr. Singh vests in his RSUs and NQSOS, by excluding from the calculation of EBITDA (1) any inorganic corporate events occurring after August 31, 2010 and (2) the payments made to Mr. Singh pursuant to the Termination Agreement. The remaining unvested RSUs and NQSOs previously awarded to Mr. Singh were cancelled in connection with the termination of Mr. Singh’s employment.

Pursuant to the Termination Agreement, Mr. Singh will be required to continue to comply with certain restrictive covenants set forth in the Employment Agreement. The Termination Agreement provides that the non-competition covenants in the Employment Agreement will not be deemed to restrict Mr. Singh from (1) engaging or investing in the non-wholesale telecommunications business in countries other than the United States, Canada and Australia or Brazil or (2) providing restructuring or business advisory services (but provides that the confidentiality and non-solicitation provisions of the Employment Agreement continue to apply with respect to these activities, as well as any others in which he engages).

The description of the Termination Agreement and the terms thereof are qualified in their entirety to the full text of the Termination Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

On October 7, 2010, the Compensation Committee of Group approved an increase in the current $190,000 annual salary of James C. Keeley, Group’s Chief Accounting Officer and Acting Chief Financial Officer, in the amount of $12,000 per month, for so long as he serves as Acting Chief Financial Officer. The increase is retroactive to September 1, 2010, the date Mr. Keeley assumed Acting Chief Financial Officer duties.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description

10.1	Termination Agreement dated October 6, 2010 by and between K. Paul Singh and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: October 8, 2010	By:	/s/ Thomas D. Hickey
Thomas D. Hickey
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Termination Agreement dated October 6, 2010 by and between K. Paul Singh and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc.